Lightbridge Corporation Reports Third Quarter 2009 Earnings Results

MCLEAN, VA,  November 12, 2009 – Lightbridge Corporation (NASDAQ: LTBR), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today announced earnings results for the third quarter ended September 30, 2009.

Revenue for the three months ended September 30, 2009 was $2.0 million compared to $6.7 million for the third quarter of 2008. Revenues are derived primarily from the Company’s consulting and strategic advisory services business segment by offering services to foreign governments planning to create or expand electricity generation capabilities using nuclear power plants.  Revenue in this business segment is generated from the five-year consulting contracts in place in the United Arab Emirates (“UAE”).  The consulting contracts are with two entities, the Emirates Nuclear Energy Corporation (“ENEC”) and Federal Authority for Nuclear Regulation (“FANR”).  The variation in revenue for both entities reflects the timing of specific consulting projects received from ENEC and FANR.   Revenue declined on the FANR project due to temporary delays in work while obtaining special security clearances, and work with ENEC slowed as the organization focused on prime contractor selection.

Seth Grae, Chief Executive Officer, commented: “As we’ve indicated previously, our consulting services work with the UAE, while ongoing for the next several years, experiences variations as to the timing of when projects are received.  We anticipate our work with FANR will continue into 2010 at the same rate we experienced in 2009, without a drop-off caused recently by security clearances, while our work with ENEC will likely again accelerate when a prime contractor is in place with ENEC to deploy the nuclear power plants.”  Mr. Grae added, “When we began work in UAE, it became the foundation from which to grow and market our consulting business and secure additional work.  This remains true today, as we now have active and substantive discussions for our services and capabilities with governmental and foreign entities that will help build on the scalability of our business.”

Operating loss for the three months ended September 30, 2009 was approximately $2.3 million compared to operating income of $809,000 for the comparable period in 2008.  Net loss for the three months ended September 30, 2009 was approximately $2.3 million compared to income of $853,000 in the third quarter of 2008. Excluding the impact of non-cash items, adjusted net loss for the three months ended September 30, 2009 would have been $1.1 million compared to adjusted net income of $2.6 million for the same period in 2008 (see “About Non-GAAP Financial Measures” near the end of this release).

As of September 30, 2009, the company had approximately $3.9 million of cash and cash equivalents and approximately $5.5 million of working capital.

During the 2009 third quarter, Lightbridge completed a 1-for-30 reverse split of its common stock, helping to secure the Company’s NASDAQ listing in October.  The reverse split coincided with the Company’s name change to Lightbridge Corporation.  With the reverse split, the Company reduced the number of common shares issued from 301.8 million to 10.1 million.

Lightbridge also recently announced the filing of a form S-3 shelf registration statement with the SEC.  The added flexibility provided by the shelf registration will help Lightbridge achieve its corporate milestones on the fuel design side of the business, and has put the Company in a better position to close a financing on terms that are favorable over the three-year period during which the S-3 shelf registration will be effective.  The proceeds would be used for the development and commercialization of the Company’s non-proliferative nuclear fuel technology.

Mr. Grae added, “During the third quarter we made progress on several fronts on the fuel design segment of our business.  We completed preliminary analysis for a VVER-1000 fuel assembly design for an 18-month fuel cycle.  We entered into a strategic agreement with SOSNY, which now serves as Lightbridge's prime contractor in Russia to manage the research and development activities related to the lead test assembly ("LTA") program for Russian-designed VVER-1000 reactors, and we continued to expand our work with Areva.  In other developments, we were recently notified by the European Patent Office that our EU patent application filed on December 23, 2008 was published on July 8, 2009, and we presented a technical paper at Global 2009 conference entitled “The Nuclear Fuel Cycle: Sustainable Options & Industrial Perspectives" that was held in Paris, France on September 6-11, 2009.  We look forward to continued progress, and gaining even greater visibility of our work in this area.”

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash items. Net income excluding non-cash items is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding non-cash expense is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding non-cash expense as a means to measure operating performance. The table below reconciles adjusted net income (loss) excluding non-cash expense, a non-GAAP measure, to GAAP net income (loss) for the three months ended September 30, 2009 and September 30, 2008.

	Three Months Ended	Three Months Ended
	30-Sep-09	30-Sep-08
GAAP Net Income (Loss)	$-2,287	$853
Adjustments:
Expense - non-cash employee compensation	1,176	1,713
Expense - depreciation	7	9
Adjusted Net Income (Loss)	$-1,104	$2,575

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA. with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. It leverages those broad and integrated capabilities by offering their services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Conference Call

Lightbridge Corporation will host a conference call at 9:00 a.m. (EST) on Thursday, November 12, 2009. The call will be available on the Company’s website at www.ltbridge.com, or by calling (866) 270-1132 for U.S. callers, or +1 (706) 679-8510 for international callers, and entering conference ID: 41098837.

Lightbridge Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$3,872,046	$5,580,244
Restricted cash	651,409	650,000
Accounts receivable - project revenue and reimbursable project costs	2,070,121	5,357,804
Prepaid expenses & other current assets	865,283	394,315
Total Current Assets	7,458,859	11,982,363

Property Plant and Equipment -net	101,139	108,121

Other Assets
Patent costs	241,845	217,875
Security deposits	125,548	138,418
Total Other Assets	367,393	356,293

Total Assets	$7,927,391	$12,446,777

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$2,081,323	$5,138,979

Total Liabilities	2,081,323	5,138,979

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock, $0.001par value, 500,000,000 authorized, 10,154,168 shares issued and outstanding at September 30, 2009 and 10,049,769 shares (restated for reverse stock split of 1 to 30) issued and outstanding at December 31, 2008	10,154	10,050
Additional paid in capital - stock and stock equivalents	52,996,913	48,898,894
Accumulated Deficit	(46,646,308)	(41,489,974)
Common stock reserved for issuance, 3,869 shares and 16,135 shares (restated for reverse stock split of 1 to 30) at September 30, 2009 and December 31, 2008, respectively	34,250	114,787
Deferred stock compensation	(548,941)	(225,959)
Total Stockholders' Equity	5,846,068	7,307,798
Total Liabilities and Stockholders' Equity	$7,927,391	$12,446,777

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:

Consulting Revenue	$2,009,548	$6,746,500	$8,384,086	$14,863,125

Cost of Consulting Services Provided	1,289,552	1,862,309	4,926,916	5,246,875

Gross Margin	719,996	4,884,191	3,457,170	9,616,250

Operating Expenses
General and administrative	1,550,994	2,478,894	3,624,462	5,595,881
Research and development expenses	325,044	211,779	1,337,961	497,228
General and administrative - stock-based compensation	1,135,171	1,384,828	3,666,964	4,172,007
Total Operating Expenses	3,011,209	4,075,501	8,629,387	10,265,116

Operating income ( loss)	(2,291,213)	808,690	(5,172,217)	(648,866)

Other Income and (Expenses)
Realized loss on marketable securities	0	0	0	(438,750)
Interest income	5,197	19,113	21,717	162,293
Foreign currency transaction loss	(907)	0	(5,834)	0
Total Other Income and Expenses	4,290	19,113	15,883	(276,457)

Net income ( loss) before income taxes	(2,286,923)	827,803	(5,156,334)	(925,323)

Income taxes	0	(24,799)	0	7,140

Net income ( loss)	(2,286,923)	852,602	(5,156,334)	(932,463)

Other Comprehensive Income (Loss)
Unrealized gain on marketable securities	0	437,234	0	433,719

Total Comprehensive Income (Loss)	$(2,286,923)	$1,289,836	$(5,156,334)	$(498,744)

Net Income(Loss) Per Common Share, Basic and diluted	$(0.23)	$0.09	$(0.51)	$(0.09)
Weighted Average Number of shares outstanding for the period used to compute per share data - (prior reporting periods restated to reflect 1 to 30 reverse stock split)	10,140,767	9,987,178	10,085,913	10,013,543

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended
	September 30,
	2009	2008
Operating Activities:
Net Loss	$(5,156,334)	$(932,463)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	3,694,604	4,500,411
Depreciation and amortization	20,084	11,593
Loss on marketable securities - available for sale	0	433,719
Changes in non-cash operating working capital items:
Accounts receivable - fees and reimburseable project costs	3,287,683	(759,929)
Prepaid expenses and other current assets	(470,968)	88,449
Security deposits	12,870	(138,418)
Accounts payable, accrued liabilities and other current liabilities	(3,057,656)	(319,406)
Deferred revenue	0	(523,125)
Deferred project costs - net	0	371,631
Net Cash Provided By (Used In) Operating Activities	(1,669,717)	2,732,462

Investing Activities:
Property and equipment	(13,102)	(192,198)
Patent costs	(23,970)	0
Net Cash Used In Investing Activities	(37,072)	(192,198)

Financing Activities:
Proceeds from issue of common shares	0	49,975
Payments on notes payable and other	0	(10,433)
Increase in restricted cash	(1,409)	0
Net Cash Provided by (Used In) Financing Activities	(1,409)	39,542

Net Increase (Decrease) In Cash and Cash Equivalents	(1,708,198)	2,579,806

Cash and Cash Equivalents, Beginning of Period	5,580,244	9,907,691

Reclassification of cash equivalents to marketable securities - available for sale	0	(2,127,429)

Cash and Cash Equivalents, End of Period	$3,872,046	$10,360,068

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$0	$40
Income taxes paid	$266,000	$31,939